EXHIBIT 99.1

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

School Specialty Announces Fiscal Year 2017 Third Quarter Financial Results

GREENVILLE, Wis., November 8, 2017 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education, healthcare and other marketplaces, today announced financial results for its fiscal 2017 third quarter ended September 30, 2017.

Joseph M. Yorio, President and Chief Executive Officer, stated, “Through the first nine months of fiscal 2017, our gross margins and operating expenses are tracking better than our internal plan and we continue to take actions to improve our platform, lower our cost structure, and grow the bottom-line. While we are experiencing modest revenue growth, customers in many states across the U.S. have been impacted by budget uncertainty, delays and, in some cases, reductions. While 2017 has been particularly challenging in that regard, our outlook for 2018 and the years ahead remains positive, especially as we continue to build out our team-selling model, refine our unique 21st Century Safe School value proposition and expand our offering and market reach. For the full year, we remain confident in our outlook and expect to perform at the high end of our adjusted EBITDA range and deliver another year of strong cash flow.”

Q3 Results (for the three months ended September 30, 2017 and September 24, 2016)

•

Consolidated revenues were $288.6 million, a decrease of $12.9 million or 4.3%, as compared to revenues of $301.6 million. Distribution segment revenues of $264.8 million decreased by $11.2 million or 4.0%, as compared to $275.9 million. The decline in the segment, particularly within the Supplies and Agendas categories, was amplified by the one-week shift in the fiscal calendar. While Supplies revenues during the quarter declined by $11.3 million as compared to the last year’s third quarter, approximately $3.0 million of the decline was related to the one-week calendar shift. Weaker booking trends in the third quarter of fiscal 2017, due to education budget uncertainties, contributed to approximately $5.8 million of the decline in Supplies, with the remaining decline related to a combination of order timing and the reclassification of certain items between Supplies and Furniture. Furniture revenues increased by $3.9 million or 4.6% and Instruction & Intervention (“I&I”) revenues increased by $3.3 million or 23.2%. The I&I category was favorably impacted by the Company’s acquisition of Triumph Learning, which contributed $3.2 million of revenue in the fiscal 2017 third quarter. Agendas revenues declined by $7.4 million due to the combination of the one-week calendar shift and continued decreasing demand for paper-based planners. Curriculum segment revenues of $23.9 million decreased by $1.8 million or 6.9%. The year-over-year decline in the Curriculum segment was primarily timing-related as bookings were up substantially in the quarter. Several large orders are expected to ship in the fourth quarter of fiscal 2017, whereas the third quarter of fiscal 2016 included a number of large orders. The effect of the one-week calendar shift is described in further detail in the Company’s investor presentation.

•

Overall gross margin was 37.1% as compared to 37.0% in the third quarter of 2016, an improvement of 10 basis points (“bps”). The impact of lower product development amortization expense and in the quarter resulted in 30 bps of gross margin improvement, partially offset by a shift in product mix, which resulted in a 20 bps gross margin decline for the comparable periods. Distribution segment gross margin was 35.3% as compared to 35.5%. Lower rates in certain product line gross margins, primarily in the Supplies and AV Tech lines, resulted in 20 bps of the gross margin decline for the comparable periods. Curriculum segment gross margin was 57.5% as compared to 53.7%, an improvement of 180 bps. The impact of lower product development amortization expense resulted in 250 bps of the gross margin improvement. Both Distribution and Curriculum gross margins were ahead of plan and are expected to be modestly ahead of plan for the full year.

•

Selling, General and Administrative (“SG&A”) expenses were $64.7 million as compared to $64.5 million in the third quarter of 2016, an increase of $0.2 million. Variable SG&A costs (such as outbound transportation, fulfillment center and commission expense) declined by $3.2 million when comparing the fiscal 2017 and fiscal 2016 third quarters, through a combination of both lower volumes and more effective management of variable SG&A costs. These declines were partially offset by $2.4 million of incremental SG&A costs associated with the acquisition of Triumph Learning during the fiscal 2017 third quarter.  Timing-related increases in catalog and other selling and marketing costs of $1.2 million were partially offset by $0.5 million of lower costs for professional fees and outside services. SG&A as a percent of revenue increased from 21.4% for the three months ended September 24, 2016 to 22.4% for the three months ended September 30, 2017.

•

The Company reported operating income of $42.3 million as compared to operating income of $47.1 million in the fiscal 2017 and fiscal 2016 third quarter periods, respectively. Net income was $34.1 million for the three months ended September 30, 2017 as compared to net income of $42.8 million in the comparable year-ago period. The year-over-year variance in net income was related to the lower operating income and the prior gain of $9.1 million from the sale of an unconsolidated affiliate, partially offset by a $4.2 million reduction in the provision for income taxes. In addition, interest expense was down $1.0 million or 21.1% in the third quarter of fiscal 2017.

•

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $48.7 million, as compared to Adjusted EBITDA of $52.9 million in the comparable 2016 period.

YTD Results (for the nine months ended September 30, 2017 and September 24, 2016)

•

Consolidated revenues were $545.9 million, an increase of $4.7 million or 0.9%, as compared to consolidated revenues of $541.2 million. Distribution segment revenues of $498.0 million increased by $5.6 million or 1.1%, as compared to $492.4 million. Within the Distribution segment, the increase is related to a combination of the one-week calendar shift in fiscal 2017 in addition to revenues in the current year from the fiscal 2017 third quarter asset acquisition of Triumph Learning. Furniture category revenue increased by $13.6 million or 9.6% and I&I revenue increased by $3.3 million or 10.6%. These increases were partially offset by a $4.3 million or 1.6% decline in Supply category revenue and a $7.0 million or 17.4% decline in Agendas category revenue. AV Tech revenue for the comparable nine-month period was essentially flat (decline of $0.1 million or 0.5%). Total Curriculum segment revenue of $47.9 million declined by $0.9 million or 1.8% when comparing the fiscal 2017 and fiscal 2016 nine-month periods. Despite fewer large state adoption opportunities, we are seeing strong interest in FOSS in other channels and open territories.

•

Overall gross margin was 37.0% as compared to 37.4% in the first nine months of 2016, a decline of 40 bps. A shift in product mix and lower product rate gross margins contributed 30 bps each of gross margin decline when comparing the fiscal 2017 and fiscal 2016 periods. These declines were partially offset by the impact of lower product development amortization expense. Distribution segment gross margin was 35.4% as compared to 36.0%. Approximately 30 bps of the decrease in gross margin was related to a combination of lower Supplies gross margins driven by strategic agreement pricing, increased channel partner rebates and lower margins in the AV Tech product line. A shift in product mix resulted in the remaining 30 bps of gross margin decline. Curriculum gross margin was 54.1% as compared to 51.9%, as the impact of lower product development amortization contributed 280 bps of gross margin improvement.  Modest product cost increases in the current year have resulted in approximately 60 bps of gross margin decline.

•

SG&A expenses were $163.9 million as compared to $165.0 million, a decline of $1.1 million or 0.6%.  While the incremental volume resulted in approximately $0.1 million of variable SG&A costs (outbound transportation, fulfillment center costs and commission expense) in the current year on a consistent variable SG&A rate basis with the prior year, the Company’s variable SG&A expenses were down $3.6 million compared to the prior year. Other areas of lower SG&A in the current year included a reduction in depreciation and amortization expense (down $1.4 million) and a reduction in catalog costs (down $1.2 million). These decreases were partially offset by $2.4 million of SG&A costs associated with the Triumph Learning acquisition, stock-based compensation expense (up $0.5 million), and marketing and selling costs (up $1.5 million), among other factors. Additionally, SG&A costs in the first nine months of fiscal 2016 included a $0.7 million foreign exchange gain; whereas, in the comparable fiscal 2017 period, the Company realized a nominal foreign exchange gain of less than $0.1 million. As a percent of revenue, SG&A decreased from 30.5% for the nine months ended September 24, 2016 to 30.0% for the nine months ended September 30, 2017.

•

The Company reported operating income of $37.9 million as compared to operating income of $37.0 million in the comparable year-ago period, an improvement of $0.9 million. Net income was $17.5 million as compared to net income of $28.6 million. The fiscal 2016 nine-month period included a gain on the sale of an unconsolidated affiliate of $9.1 million; whereas, the fiscal 2017 nine-month period included a $4.3 million loss on the early extinguishment of debt related to the Company’s refinancing of its facilities. Interest expense in the fiscal 2017 nine-month period was $1.5 million lower than the comparable period for fiscal 2016 due to a combination of lower average outstanding debt balances and lower effective borrowing rates associated with the Company’s second quarter debt refinancing.

•

Adjusted EBITDA was $56.3 million, as compared to Adjusted EBITDA of $56.7 million in the comparable nine-month period in fiscal 2016.

Mr. Yorio continued, “Our balance sheet continues to strengthen and, with our debt refinancing completed earlier this fiscal year, we have not only lowered our capital costs, but added flexibility to pursue accretive acquisitions, joint ventures and other partnerships to enhance our customer value proposition. The recent acquisition of Triumph Learning is an example of this and that integration is going well. Each day we uncover new opportunities to improve our business and there’s a lot of excitement building at School Specialty. We’re investing with the future in mind and balancing a focus on delivering near-term results while positioning our Company for long-term success.”

Additional information on the Company’s outlook for 2017 can be found in the investor presentation on pages 18-19, which will be published shortly under the Investor Relations section of the Company’s website.

School Specialty will be hosting a teleconference and webcast on Thursday, November 9, 2017 at 9:00 a.m. ET to discuss its results and outlook. Speaking from management will be Joseph M. Yorio, President and Chief Executive Officer; Ryan M. Bohr, Executive Vice President and Chief Operating Officer; and Kevin Baehler, Executive Vice President and Chief Financial Officer.

Conference Call Information:

•

Toll-free number: 844-882-7832 / International number: 574-990-9706 / Conference ID: 9877139

•

Replay number: 855-859-2056 / International replay number: 404-537-3406 / Conference ID: 9877139

Interested parties can also participate on the webcast by visiting the Investor Relations section of School Specialty’s website at http://investors.schoolspecialty.com. For those who are unable to participate on the live conference call and webcast, a replay will be available approximately one hour after the completion of the call.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential. Through its SSI Guardian subsidiary, the Company is also committed to school, healthcare and corporate workplace safety by offering the highest quality curriculum, training and safety and security products. Through its recently launched SOAR Life Products brand, the Company offers thousands of products that sharpen cognitive skills and build physical and mental strength in fun and creative ways. From childhood through adulthood, they help individuals live life to the fullest – engaged, happy and well. SOAR Life Products is a customized offering for hospitals, long-term care, therapeutic facilities, home care, surgery centers, day care centers, physician offices, and clinics. For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the risk factors described in Item 1A of School Specialty's Form 10-K for the fiscal year ended December 31, 2016, which risk factors are incorporated herein by reference. Any forward-looking statement in this release speaks only as of the date on which it is made. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

This press release includes references to Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA represents net income adjusted for: provision for (benefit from) income taxes; restructuring costs; restructuring-related costs included in SG&A; gain on sale of unconsolidated affiliate; change in fair value of interest rate swap; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation.

The Company considers Adjusted EBITDA a relevant supplemental measure of its financial performance. The Company believes this non-GAAP financial result provides useful supplemental information for investors regarding trends and performance of our ongoing operations and are useful for year-over-year comparisons of such results. We also use this non-GAAP financial measure in making operational and financial decisions and in establishing operational goals.

In summary, we believe that providing this non-GAAP financial measure to investors, as a supplement to GAAP financial measures, helps investors to (i) evaluate our operating and financial performance and future prospects, (ii) compare financial results across accounting periods, (iii) better understand the long-term performance of our core business, and (iv) evaluate trends in our business, all consistent with how management evaluates such performance and trends.

Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies.

Company Contacts

Ryan Bohr, EVP and Chief Operating Officer

Kevin Baehler, EVP and Chief Financial Officer

Ryan.bohr@schoolspecialty.com

Kevin.baehler@schoolspecialty.com

Tel: 920-882-5868

Tel: 920-882-5882

Investor and Media Relations Contact

Glenn Wiener

Gwiener@gwcco.com

Tel: 212-786-6011

SCHOOL SPECIALTY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Thousands, Except Share and Per Share Amounts)

	Sept. 30, 2017	December 31, 2016	Sept. 24, 2016
ASSETS
Current assets:
Cash and cash equivalents	$ 8,167	$ 35,097	$ 7,349
Accounts receivable, less allowance for doubtful accounts	162,343	61,713	172,078
Inventories, net	84,250	73,649	84,848
Deferred catalog costs	2,924	5,235	2,563
Prepaid expenses and other current assets	15,357	11,976	13,238
Refundable income taxes	6	728	-
Total current assets	273,047	188,398	280,076
Property, plant and equipment, net	33,884	28,684	28,722
Goodwill	31,437	21,588	21,588
Intangible assets, net	32,347	35,049	35,950
Development costs and other	18,487	13,703	15,757
Deferred taxes long-term	150	185	5
Total assets	$389,352	$ 287,607	$ 382,098

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities - long-term debt	$56,142	$ 5,493	$ 50,637
Accounts payable	38,352	22,078	43,970
Accrued compensation	9,199	12,008	13,266
Deferred revenue	5,592	2,922	3,547
Accrued income tax payable	3,367	-	3,471
Other accrued liabilities	20,019	14,909	18,801
Total current liabilities	132,671	57,410	133,692
Long-term debt - less current maturities	138,817	131,994	136,686
Other liabilities	169	84	95
Total liabilities	271,657	189,488	270,473

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000 shares authorized; none outstanding	-	-	-
Common stock, $0.001 par value per share, 50,000,000 shares
authorized; 7,000,000 shares outstanding	7	7	7
Capital in excess of par value	122,512	120,849	120,399
Accumulated other comprehensive loss	(1,379)	(1,784)	(1,699)
Retained earnings (accumulated deficit)	(3,445)	(20,953)	(7,112)
Total stockholders' equity	117,695	98,119	111,625
Total liabilities and stockholders' equity	$389,352	$ 287,607	$ 382,098

SCHOOL SPECIALTY
CONSOLIDATED STATEMENS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2017	Sept. 24, 2016	Sept. 30, 2017	Sept. 24, 2016

Revenues	$ 288,641	$ 301,569	$ 545,928	$ 541,152
Cost of revenues	181,513	190,001	343,782	338,530
Gross profit	107,128	111,558	202,146	202,622
Selling, general and administrative expenses	64,694	64,454	163,882	164,977
Facility exist costs and restructuring	138	93	354	642
Operating income	42,296	47,011	37,910	37,003
Other expense:
Interest expense	3,537	4,488	11,783	13,333
(Gain) on sale of unconsolidated affiliate	-	(9,090)	-	(9,090)
Loss on early extinguishment of debt	-	-	4,298	-
Change in fair value of interest rate swap	-	(95)	-	(271)
Loss before benefit from income taxes	38,759	51,708	21,829	33,031
Provision for income taxes	4,614	8,813	4,321	4,425
Net income	$ 34,145	$ 42,895	$ 17,508	$ 28,606

Weighted average shares outstanding:
Basic
Diluted	7,000	7,000	7,000	7,000
	7,025	7,000	7,023	7,000

Net Loss per Share:
Basic	$ 4.88	$ 6.13	$ 2.50	$ 4.09
Diluted	$ 4.86	$ 6.13	$ 2.49	$ 4.09

Adjusted Earnings before interest, taxes, depreciation, amortization, bankruptcy-related costs, restructuring and impairment charges (EBITDA) reconciliation:	Sept. 30, 2017	Sept. 24, 2016	Sept. 30, 2017	Sept. 24, 2016

Net income	$ 34,145	$ 42,895	$ 17,508	$ 28,606
Provision for income taxes	4,614	8,813	4,321	4,425
Restructuring costs (1)	138	93	354	642
Restructuring-related costs incl in SG&A (2)	1,039	564	2,931	2,143
Gain on sale of unconsolidated affiliate	-	(9,090)	-	(9,090)
Change in fair value of interest rate swap	-	(95)	-	(271)
Loss on early extinguishment of debt	-	-	4,298	-
Depreciation and amortization expense	2,952	2,793	9,425	10,714
Amortization of development costs	1,691	1,954	3,973	5,029
Net interest expense	3,537	4,488	11,783	13,333
Stock-based compensation	572	449	1,663	1,166
Adjusted EBITDA	$ 48,688	$ 52,864	$ 56,256	$ 56,697